Exhibit 99.1

SouthWest Water Company Honored with Laboratory Person of the Year Award

LOS ANGELES--(BUSINESS WIRE)--February 2, 2010--SouthWest Water Company (Nasdaq:SWWC) today announced that Laboratory Technician Bonnie Dennedy was selected as recipient of the 2009 Laboratory Person of the Year award from the Northern San Joaquin chapter of the California Water Environmental Association (CWEA). Dennedy, along with her fellow honorees in other categories, was recognized in the chapter’s annual awards banquet.

Certified by the California Department of Public Health as a Water Treatment Level 1 Operator, Dennedy is a laboratory technician at the Mountain House Community Services District wastewater treatment facility. SouthWest Water handles the District’s water and wastewater treatment, water distribution, sewer collection, storm water, and billing and collections services through a public-private partnership. Dennedy received the award for being instrumental in the initial setup of the District’s laboratory as well as for providing quality control and quality assurance testing and documentation that enabled the lab to be certified by the Environmental Laboratory Accreditation Program (ELAP). Obtaining the certification has dramatically reduced the District’s laboratory costs.

The CWEA Northern San Joaquin chapter’s awards recognize outstanding professional achievements in the wastewater field. They aim to improve the professional status of all personnel working in the wastewater industry and related fields and stimulate public awareness of the importance of wastewater treatment to public health and the environment.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213-929-1846
www.swwc.com